Exhibit 10.1

2008 MANAGEMENT INCENTIVE COMPENSATION PLAN SUMMARY

Alliant Energy Corporation (the “Company”) maintains the Management Incentive Compensation Plan (MICP), which provides eligible employees with a cash incentive payment (“bonus”) if corporate and individual goals are met. The following is a summary of the material terms of the MICP applicable to named executive officers of the Company for 2008.

Alliant Energy Corporate Performance: The table below outlines the 2008 goals against which corporate performance will be measured and the funding associated with each level of achievement.

2008 CORPORATE PERFORMANCE MEASURES
For Purposes of Determining the Short-Term Incentive Pool

Earnings Per Share (EPS) (1)		Cash Flow (2)
Level	Funding	Level	Funding

Maximum	150%
Target	100%	Target ($502M)	100%
Threshold (3)	20%
($2.33)

Weighting of EPS in final Corporate Performance	Weighting of Cash Flow in final Corporate Performance
85%	15%

(1)	Earnings per share (EPS) amounts used for purposes of determining short-term incentive pool will be based on utility earnings from continuing operations only.
(2)	Cash flow amounts used for purposes of determining short-term incentive pool funding will be based on utility and Alliant Energy Corporate Services, Inc. (SERVCO) cash flows from operations only. If cash flow amounts do not meet the target amount, the short term incentive pool will only be funded at 85% of the funding level achieved by EPS.
(3)	If the Threshold EPS level, which is the mid-point of utilities earnings per share guidance issued in December 20, 2007, is not met, there will be no payouts under the 2008 MICP.

MICP Target Incentives: Achievement of the target level goals and objectives may result in a payout of 100% of the incentive opportunity. However, a participant’s final award may range anywhere from 0 to 200% of that target based on an individual’s achievement of performance goals and the level of funding in the short-term incentive pool. Incentive opportunity is expressed as a percentage of eligible earnings for the plan year.

Individual Performance Goals: For 2008, there are financial, execution and corporate well-being goals for the CEO and other executive officers. Financial Goals are weighted at 50%. The 2008 annual financial goals are to achieve Alliant Energy Corporation consolidated EPS from continuing operations of $2.65 for the CEO, CFO and Senior Vice President, and Utility EPS from continuing operations of $2.33 for the other named executive officers. All officers have a target to achieve cash flows from operations of $502 million at utilities and SERVCO. Execution Goals weighted at 30% include various accomplishments for the WPL Baseload Plant; IPL Baseload Plant; IPL Wind; WPL Wind; WPL Retail Rate Case; Customer Service and Reliability standards; Clean Air Compliance Plan; Environmental; Succession Planning; and Lean Six Sigma goals. Corporate Well Being Goals weighted at 20% include various accomplishments for employee diversity metrics and safety goals.